===========================================================================

                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                 ---------

                                 FORM 8-A/A

                                 ---------


             FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                  PURSUANT TO SECTION 12(b) OR (g) OF THE
                      SECURITIES EXCHANGE ACT OF 1934


                          HOMESTAKE MINING COMPANY
          (Exact name of Registrant as specified in its charter)


                DELAWARE                         94-2934609
         (State of incorporation              (I.R.S. Employer
         or organization)                     Identification No.)



                           650 California Street
                    San Francisco, California 94108-2788
       (Address, including zip code, of principal executive offices)


     Securities to be registered pursuant to Section 12(b) of the Act:

     Title of each class                Name of each exchange on which
     to be so registered                each class is to be registered

       Rights to Purchase               New York Stock Exchange
Series A Participating Cumulative
       Preferred Stock


          If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box. [ ]

          If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box. [ ]

     Securities to be registered pursuant to Section 12(g) of the Act:

                                    None
                              (Title of class)

===========================================================================

Item 1.  Description of Securities to be Registered.

          At a meeting of the Homestake Mining Company (the "Company") Board of Directors on September 26, 1997, the Board authorized the amendment of certain terms of the Rights Agreement dated as of October 16, 1987, between the Company and BankBoston N.A., as successor Rights Agent. These amendments, which took effect as of October 15, 1997, (i) reduce from 20% to 15% the ownership threshold that results in a person becoming an Acquiring Person under the Rights Agreement, (ii) provide that the Rights "flip-in" upon a person becoming an Acquiring Person, eliminating the requirements that any self-dealing or similar transaction must also occur,
(iii) extend the expiration date of the Rights from November 2, 1997, to October 15, 2007, unless earlier redeemed by the Company, (iv) after the occurrence of a "flip-in" event, allow the Board to exchange each Right (other than Rights held by an Acquiring Person) for consideration per Right consisting of one-half of the securities that would be issuable upon the exercise of one Right pursuant to the terms of the Rights Agreement, (v) eliminate the Board's ability to redeem the Rights once an Acquiring Person becomes an Acquiring Person, (vi) make certain changes in the procedures for supplementing and amending the Rights Agreement and (vii) make certain other technical changes to the Rights Agreement.

          The amendment to the Rights Agreement is attached hereto as
Exhibit 4, which is incorporated herein by reference. The foregoing description of the amendments does not purport to be complete and is qualified in its entirety by reference to that Exhibit.

Item 2.  Exhibits.

          Item 2 is amended by adding thereto the following:

          4. Amendment No. 1 dated as of October 15, 1997, to the Rights Agreement dated as of October 16, 1987, between Homestake Mining Company and BankBoston N.A., as successor to Bank of America National Trust and Savings Association, as Rights Agent.

                                 SIGNATURE


          Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                              HOMESTAKE MINING COMPANY,

                              by /S/ WAYNE KIRK
                                 --------------------------------------
Date:  October 15, 1997          Name:  Wayne Kirk
                                 Title: Vice President, General Counsel
                                        and Corporate Secretary

                             INDEX OF EXHIBITS




                                                            Page Number
                                                                 in
                                                            Sequentially
 Exhibit                                                      Numbered
 Number                         Title                         Statement


   4.     Amendment No. 1 dated as of October 15, 1997,
          to the Rights Agreement dated as of October 16,
          1987, between Homestake Mining  Company  and
          BankBoston N.A., as successor to Bank of America
          National Trust and Savings  Association, as
          Rights Agent                                             4